SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 23, 2015

KIRKLAND’S, INC.

(Exact Name of Issuer as Specified in Charter)

Tennessee	000-49885	62-1287151
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5310 Maryland Way

Brentwood, Tennessee 37027

(Address of Principal Executive Offices)

(615) 872-4800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with Mr. Alderson’s retirement from his role as Chief Executive Officer and in recognition of his long tenure of service to the Company, the Company has entered into a letter agreement (the “Letter Agreement”) with Mr. Alderson. The Letter Agreement confirmed Mr. Alderson’s entitlement to certain severance rights and benefits as set forth in his existing severance rights letter with the Company, as amended and restated (the “Severance Rights Letter”), subject to the following modifications as set forth in the Letter Agreement:

(a) with respect to Mr. Alderson’s pre-existing right to a cash lump-sum severance payment equal to 24 months of base salary pursuant to the Severance Rights Letter, the amount of such severance payment will be determined without application of any present value discount;

(b) the Company will fulfill its pre-existing obligation to provide Mr. Alderson with post-retirement healthcare coverage by reimbursing supplemental Medicare premiums for Mr. Alderson and his spouse until Mr. Alderson’s 72nd birthday;

(c) the Company will pay an additional monthly amount sufficient to satisfy the federal and state taxes arising from the monthly premium reimbursements described in (b) above;

(d) the Company will waive the requirement that Mr. Alderson be employed on the bonus payment date to receive any annual incentive bonus otherwise earned by Mr. Alderson for the Company’s fiscal year ended January 31, 2015; and

(e) the Company agreed to vest 51,555 outstanding stock options and 30,000 outstanding restricted stock units in connection with Mr. Alderson’s retirement.

In consideration for the payments and benefits described in the Severance Rights Letter and the modifications described above, Mr. Alderson agreed to execute a general release of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIRKLAND’S, INC.

	By:	/s/ W. Michael Madden
Date: February 27, 2015		Name:	W. Michael Madden
		Title:	President and Chief Executive Officer

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